UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
	       			(Amendment No. 2)

                                 MarineMax, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   567908108
                                 (CUSIP Number)

                               December 31, 2010
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 567908108


       1.    Names of Reporting Person

             Evercore Asset Management, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 174,375
Number of Shares
Beneficially	 6.  Shared Voting Power: 0
Owned by Each
Reporting	 7.  Sole Dispositive Power:  283,019
Person With
      		 8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             283,019

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     1.2%

       12.   Type of Reporting Person

	     IA

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Item 1. (a)  Issuer: MarineMax, Inc.

        (b)  Address of Issuer's Principal Executive Offices:

             18167 U.S. Highway 19 North, Suite 300
	     Clearwater, Florida 33764

Item 2. (a)  Name of Person Filing:

             Evercore Asset Management, LLC

        (b)  Address of Principal Business Offices:

             Evercore Asset Management, LLC
	     55 East 52nd Street
             36th Floor
             New York, NY  10055
	     United States

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number: 567908108

Item 3. Evercore Asset Management, LLC is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E).

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each Reporting Person separately

Item 5.  Ownership of Five Percent or Less of a Class

         X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 27, 2011
                                       Evercore Asset Management, LLC

                                       By: /s/ Margot Nones
                                       --------------------------
                                       Name: Margot Nones
                                       Title:  C.O.O.
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